Exhibit 10.7

Confidential Treatment has been requested for the redacted portions of this agreement. The redactions are indicated with six asterisks (******). A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

FIRST AMENDMENT TO FACILITIES CONNECTION AGREEMENT

THIS FIRST AMENDMENT TO FACILITIES CONNECTION AGREEMENT (this "First Amendment") is made effective as of the day of , 20 (the “First Amendment Effective Date”).

BETWEEN:

USD TERMINALS CANADA ULC ("USD")
(formerly USD Terminals Canada, Inc.)

— and —

GIBSON ENERGY PARTNERSHIP ("Gibson")

(collectively referred to as the "Parties", and "Party" means either one of them)

WHEREAS the Parties are parties to that certain Facilities Connection Agreement dated June 4, 2013 (together with all exhibits, schedules, annexes and other attachments thereto, collectively, the "Facilities Agreement");

AND WHEREAS the Parties desire to amend the Facilities Agreement in order to memorialize the Parties’ agreement with respect to the Hardisty South Expansion (defined below);

AND WHEREAS the Parties desire to additionally amend the Facilities Agreement as set forth herein;

NOW THEREFORE in consideration the covenants and agreements between the Parties contained in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Unless otherwise defined, capitalized words and phrases used herein, including in the preamble, shall have the meanings set out in the Facilities Agreement.

2.
Requirements for Amendments. The Parties agree that all of the requirements related to the negotiation of the commercial terms and conditions relating to the expansion of the Rail Terminal described in Exhibits “A-1” and “A-2” attached hereto (the “Hardisty South Expansion”), as well as any other requirements of the Facilities Agreement with respect to the Hardisty South Expansion, have been met.

3.	Section 2 Amendment. Section 2 of the Facilities Agreement shall be amended as follows:
subsection (a) is hereby amended by replacing the word “twenty” in the last line with “Twenty-Five”.

subsection (j) is hereby deleted in its entirety and replaced with the following:

(j)
In the event of any expansion, each Party shall have the right to proportionally participate in funding the capital costs in connection with such expansion project at a level such that the Gibson Proportion and the USD Proportion remain equivalent to their pre-expansion level. For greater certainty, the pre-expansion ownership percentages are ****** (******%) for USD and ****** (******%) for Gibson. In the event that a Party elects not to participate in funding the capital costs for an expansion project, then either the Gibson Proportion or the USD Proportion shall be proportionally reduced, pursuant to the methodology set forth in Section 6 of the Facilities Agreement.

4.
Previous USD Investment. The Parties acknowledge and agree that the new Section 2(j) set forth hereinabove shall retroactively apply to the pressure increase project already completed with a total capital investment by USD in the amount of CDN $******. Consistent with the new Section 2(j), Gibson shall pay to USD Terminals Canada II ULC the amount of CDN $****** which shall represent the full and complete participation by Gibson in the pressure increase project such that the Gibson Proportion and the USD Proportion shall be unaffected. For greater certainty, this cost will formulate part of the construction costs outlined in Section 9 of this Agreement. Upon receipt, USD Terminals Canada II ULC will reimburse this amount to USD.

5.
Section 3. The Parties acknowledge and agree that ****** and ******satisfy all of the requirements set forth in Section 3(b) and Exhibit I of the Facilities Agreement relating to acceptance of Proposed Customers.

6.	Section 3 Amendment. Section 3 of the Facilities Agreement shall be amended as follows:
Subsection (d) is hereby amended by replacing “two (2)” with “three (3)” in the second last line.

Subsection (m) is hereby amended by replacing “ten (10)” with “eight (8)” in the second line.

7.
Section 15 Amendment. The Parties additionally acknowledge and agree that the transactions described in and referenced in this First Amendment do not in any respect constitute an assignment as described in Section 15 of the Facilities Agreement.

8.
Gibson Construction Costs. Gibson shall fund the construction of the Hardisty South Expansion in the amount of CDN $****** (the “Gibson Required Investment”), comprised of $****** to be invested within the Rail Terminal, and CDN $****** to be invested within the Gibson Terminal and the Pipeline Facilities. Gibson shall own the assets as described on Exhibit “A-1” attached hereto. USD Terminals Canada II ULC shall own all assets constructed as part of the Hardisty South Expansion which are located within the Rail Terminal. Assets described on Exhibit “A-1” shall be included in the definition of the Pipeline Facilities. The Gibson Proportion as defined in Section 6 of the Facilities Agreement shall not be affected or amended.

9.
USD Terminals Canada II Construction Costs. USD Terminals Canada II ULC shall fund the construction of the Hardisty South Expansion in the amount of CDN $****** (the “USD Required Investment”) and shall own the assets as described on Exhibit “A-2” attached hereto. Solely for the purposes of the Facilities Agreement, such assets owned by USD Terminals Canada II ULC shall be treated for all purposes under the Facilities Agreement as if such assets were included in the definition of the Rail Terminal. The USD Proportion as defined in Section 6 of the Facilities Agreement shall not be affected or amended.

10.
Construction Cost Overruns/True Up. Each of USD Terminals Canada II ULC and Gibson acknowledge and agree that they will be solely responsible for any cost overruns associated with the Gibson Required Investment or the USD Required Investment, respectively, and that in no event shall a cost overrun change either the Gibson Proportion or the USD Proportion. In addition, within thirty (30) days following the completion of each of the components of the Hardisty South Expansion by USD Terminals Canada II ULC and Gibson, respectively, the Party that has completed its construction obligations with respect to the Hardisty South Expansion (the “Completing Party”) shall deliver to the Other Party (the “Other Party”) the relevant books, accounts and records, reasonably necessary for the Other Party to determine whether or not the investment made the Completing Party made was equal or greater than the Gibson Required Investment or the USD Required Investment, as applicable. In the event the Completing Party did not spend, as applicable, the Gibson Required Investment or the USD Required Investment, then, the Completing Party shall deliver to the Other Party the difference between the amount spent and the Gibson Required Investment or the USD Required Investment, as applicable. In the event a Completing Party was able to realize cost savings, the Parties shall account for such cost savings in a mutually agreeable manner. Except to the extent such information is required to be disclosed in order to enforce a Party's rights hereunder, all information disclosed pursuant to this Section 10 acquires shall be kept strictly confidential. Any review performed pursuant to this Section shall be conducted so as to cause a minimum of inconvenience to the Completing Party.

11.
Administration of Hardisty South Expansion/Administration of Future Customer Contracts. USD Terminals Canada II ULC and Gibson will follow the procedure set forth on Exhibit “B” with regards to invoicing, payment, collection and disbursement related to the Hardisty South Expansion as well as subsequent customer payments related to the Hardisty South Expansion.

12.
Amendment to the Services Agreement. Within ten (10) days following the First Amendment Effective Date, USD and Gibson shall enter into a First Amendment to that certain Services Agreement by and between USD and Gibson dated as of October 5, 2013 (the “Services Agreement”) which shall have mutually agreeable provisions, including without limitation, an extension of the Initial Term, an amended Minimum Monthly Payment Commitment and an increase in Maximum Train Slots to ten (10) unit train slots in the loading schedule during each calendar month containing thirty (30) or more calendar days; and nine (9) unit trains slots in the loading schedule during each calendar month containing less than thirty (30) calendar days (February). In the event the parties fail to agree on all such material terms and conditions to be included in the First Amendment to Services Agreement in such time period, then the obligations pursuant to this Section 12 shall terminate and be of no further effect.

13.
Management Committee. USD and Gibson hereby agree that prior to December 1, 2018, they shall form a Management Committee which shall consist of equal numbers of USD and Gibson personnel and shall contain no less than four (4) members. The Management Committee shall meet regularly and prior to January 1, 2019 shall determine a united and mutually agreeable, comprehensive methodology for handling direct operating costs in every respect (including determining, allocating, expending, and controlling) for both USD and Gibson with respect to the Pipeline Facilities, the Gibson Terminal and the Rail Terminal. In addition to this, the Management Committee shall agree to further define the process outlined in Exhibit “B” in a mutually agreeable format. The agreed upon proposals by the Management Committee shall then be rendered as an amendment to the Facilities Agreement and executed by USD and Gibson.

14.
Further Assurances. USD and Gibson agree that each shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements or amendments as may reasonably requested in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby. In particular, each of USD and Gibson acknowledge and agree that the determination of the methodology for handling direct operating costs and further defined process to Exhibit “B” as set forth in Section 13 is a priority of the parties. In addition, USD and Gibson acknowledge and agree that cooperation and an additional amendment will likely be necessary with regards to capital expenditures in the event of additional commercialization of the Rail Terminal and/or the Hardisty South Expansion, including the capital expenditures as contemplated on Exhibit “A-1”.

15.
Notice Amendments. For purposes of the Facilities Agreement, all references therein to USD Terminals Canada, Inc. and USD shall hereafter refer to USD Terminals Canada ULC, and all notice addresses for USD shall be amended to USD Terminals Canada ULC, 811 Main Street, Suite 2800, Houston, Texas 77002, Attn: Adam Altsuler.

16.
Continuing Effect. Each of the Parties acknowledges and agrees that the Facilities Agreement, as amended by this First Amendment, shall be and continue in full force and effect and is hereby ratified and confirmed and the rights and obligations of the Parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. The Parties each agree that all of their respective obligations and liabilities under the Facilities Agreement, as amended by this First Amendment, shall not have been nor shall they be released, discharged or in any way whatsoever reduced or diminished as a result of the execution and delivery of this First Amendment.

17.	Headings. The headings used in this First Amendment are inserted for convenience of reference only and shall not affect the construction or interpretation of this First Amendment.

18.
Severability. If any term or other provision of this First Amendment is invalid, illegal or incapable of being enforced under any applicable rule or law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and all other conditions and provisions of this First Amendment shall nevertheless remain in full force and effect.

19.
Amendment or Waiver. This First Amendment may be amended, modified, supplemented, restated or discharged (and the provisions hereof may be waived) only by one or more instruments in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement, discharge or waiver is sought.

20.	Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the laws of the Province of Alberta.

21.	Amendments and Supplements. Any reference herein to this First Amendment shall be deemed to include reference to the same as it may be amended, modified and supplemented from time to time.

22.	Enurement. This First Amendment shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

23.	Counterpart Execution. This First Amendment may be executed and delivered in separate counterparts and delivered by one Party to the others by facsimile or other electronic means (such as an e-mail exchange of .pdf, .tif or similar files), each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement.
[Remainder of this page left intentionally blank; signature page(s) to follow.]

IN WITNESS WHEREOF the Parties have executed this First Amendment as of the date first written above.

GIBSON ENERGY PARTNERSHIP, by its
Managing partner, Gibson Energy ULC

______________________________________
Name:
Title:

USD TERMINALS CANADA ULC

______________________________________
Name:
Title:

For purposes of Sections 2, 7, 8, 9 and 10 and any other sections required to implement the intent hereof:

USD TERMINALS CANADA II ULC

______________________________________
Name:
Title:

Exhibit A-1:

Gibson improvements located within the Gibson Terminal or with respect to the Pipeline Facilities (up to 75 trains per month):

•	Install shipping header to connect new tanks to HURC –

•	Installation of local pump recycle system for HET Booster Pumps –

•	Order additional HET Booster Pump for HURC Deliveries (possibly deferred, as mutually agreed by the parties)

Additional improvements as appropriate, mutually agreed commercialization milestones are reached (up to 90 trains per month; to be memorialized in a subsequent amendment):

•	Upgrade piping from Tank 13 to reduce level requirement and remove scheduling conflicts

•	Installation of an additional HET Booster Pump (previously ordered) for HURC Deliveries

•	Or addition items as the Parties may agree to, acting reasonably

Exhibit A-2:

See attached pdf

Exhibit B:

Gibson Required Investment invoices:

USD Terminals Canada II ULC will invoice Gibson for two equal payments of 1/2 of the Gibson Required Investment to be invested in the Rail Terminal, subject to the completion procedure set forth in Section 10, on the following dates: December 31, 2018 and upon completion of the Hardisty South Expansion in January, 2019.

Gibson shall pay such invoices within fifteen (15) days of receipt. USD Terminals Canada II ULC shall provide appropriate back-up documentation with such invoices.

****** Payments, as well as subsequent customer payments pursuant to contracts with USD Terminals Canada II ULC:

The Parties agree that all revenues associated with the Hardisty South Expansion will be invoiced and accounted by USD Terminals Canada II ULC. All revenue will be submitted by customers, as set forth in the applicable contracts, directly to a designated and restricted bank account with BOK denominated in CDN and maintained for the benefit of USD Terminals Canada II ULC. Following month end, with reference to the Gibson Proportion, USD Terminals Canada II ULC will compute the amount due to Gibson and draft a letter signed by the Chief Accounting Officer of USD Terminals Canada II ULC delineating the amount to be distributed to Gibson. USD Terminals Canada II ULC will then remit such letter to BOK for payment of amount as set forth in such letter. This process to be further defined prior to January 1, 2019.